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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT


                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934


         Date of Report (date of earliest event reported): June 25, 2000


                                 Sheldahl, Inc.
--------------------------------------------------------------------------------
             (Exact name of Registrant as specified in its charter)


           Minnesota                  0-45                    41-0758073
----------------------------     -----------------        ------------------
(State or other jurisdiction       (Commission             (I.R.S. Employer
      of incorporation)             File Number)          Identification No.)


       1150 Sheldahl Road
       Northfield, Minnesota                           55057
       -------------------------             ---------------------------
(Address of principal executive offices)            (Zip Code)


Registrant's telephone number, including area code: (507) 663-8000



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Item 5.  Other Events

         On October 26, 1999, Sheldahl, Inc., a Minnesota corporation (the "Company"), announced it had retained USBancorp Piper Jaffray, Inc. as its financial advisor to pursue and recommend various strategic alternatives intended to maximize shareholder value. On June 26, 2000, the Company announced that it was engaged in discussions with International Flex Technologies Inc. ("IFT") regarding a potential acquisition of IFT by the Company and an investment in the Company by Morgenthaler Partners, the majority owner of IFT and other potential investors.

         No assurances have been given that an agreement will be signed or a transaction consummated. Nevertheless, the Company and IFT have discussed a proposal under which Sheldahl will acquire IFT in exchange for shares of Sheldahl's common stock. In addition, Morgenthaler Partners and other potential investors have proposed to infuse approximately $40 million in new capital into Sheldahl in exchange for shares of a new series of Sheldahl's convertible preferred stock at a conversion price of $4.62 per share. As a result of the acquisition and new investment, Morgenthaler Partners, the IFT shareholders and the other investors would hold securities representing beneficial ownership of approximately 43% of Sheldahl. In addition, the Company, Morgenthaler Partners and IFT have entered into an agreement pursuant to which they will deal exclusively with each other until August 7, 2000 (the "Exclusivity Agreement").

         Under the terms of the Exclusivity Agreement, the Company, Morgenthaler Partners and IFT agreed that until the earlier of (i) the execution of a definitive acquisition agreement, and (ii) August 7, 2000, they and their representatives will not directly or indirectly initiate, solicit, accept or discuss proposals or offers for either the Company (or any of its divisions) or IFT or offers to acquire securities from or make a loan to the Company or IFT. In addition, the Company agreed to cease any current discussions regarding any other acquisition or financing proposals.

         Pursuant to the Exclusivity Agreement, in the event either party breaches the exclusivity arrangement and completes a business combination transaction with another party in the next 225 days due to such breach, then that party shall pay the other party's reasonable expenses.

         Any transactions would be conditioned upon customary due diligence review by the parties, execution of definitive agreements, absence of material adverse change and governmental and third party consents and approvals, including approval by Sheldahl's shareholders.

         Under the terms of the Agreement Relating to Sheldahl dated November 18, 1998, Molex Incorporated ("Molex") will have the right to purchase shares of common stock and shares of the new series of preferred stock to be issued in the transactions on the same terms as offered in the transaction and in an amount which would allow Molex to maintain its percentage interest in the Company.




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Item 7.   Financial Statements, Pro Forma Financial Information and Exhibits.

         Exhibit 99.1 Exclusive Letter Agreement among the Company, Morgenthaler Partners and International Flex Technologies Inc. dated June 25, 2000

         Exhibit 99.2      Press Release






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                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                                  Sheldahl, Inc.



                                  By /s/ Edward L. Lundstrom
                                    ------------------------------------------
                                         Edward L. Lundstrom, President and
                                         Chief Executive Officer
Dated: June 26, 2000






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